Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS SECOND-QUARTER FINANCIAL RESULTS

Adjusted EBITDA Increases 92.1% and Rate, Net of Fuel, Rises 2.6% from Year Ago

CHARLOTTE, NC, August 2, 2013 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal second quarter ended June 23, 2013.

Financial results are being presented on a continuing operations basis, excluding the discontinued trans-Pacific container shipping operations.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarter Ended
(in millions, except per share data)*	6/23/2013	6/24/2012

GAAP:
Operating revenue	$259.8	$270.9
Operating income	$16.0	$1.0
Net loss	$(0.9)	$(31.1)
Net loss per share	$(0.02)	$(1.55)

Non-GAAP:*
EBITDA	$28.8	$(0.6)
Adjusted operating income	$16.5	$2.2
Adjusted EBITDA	$29.2	$15.2
Restructuring charge	$19.8	—
Adjusted net loss	$(0.1)	$(14.8)
Adjusted net loss per share	$—	$(0.74)

*	See attached schedules for reconciliation of second-quarter 2013 and 2012 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 35.6 million shares outstanding for the 2013 second quarter, compared with 20.1 million weighted average shares for the 2012 period.

“Horizon Lines second-quarter adjusted EBITDA nearly doubled from the same period a year ago, driven largely by reduced vessel charter expense, lower dry-dock transit and crew-related expenses, lower fuel consumption, higher non-transportation revenue, reduced overhead and gains on the sale of assets,” said Sam Woodward, President and Chief Executive Officer. “The positive factors driving adjusted EBITDA growth were partially offset by reduced container volume and increased vessel operating expenses. Second-quarter results demonstrate that we are executing on our plan to improve Horizon Lines’ financial performance.”

Horizon Lines 2nd Quarter 2013	Page 2 of 12

Second-Quarter 2013 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2013 second quarter totaled 56,159 revenue loads, down 6.0% from 59,768 loads for the same period a year ago. The decline was primarily a result of the reduced number of sailings between Jacksonville and San Juan. Unit revenue per container totaled $4,263 in the 2013 second quarter, compared with $4,269 a year ago. Second-quarter unit revenue per container, net of fuel surcharges, was $3,250, up 2.6% from $3,168 a year ago. Vessel fuel costs averaged $659 per metric ton in the second quarter, 10.1% below the average price of $733 per ton in the same quarter a year ago.

Operating Revenue – Second-quarter operating revenue declined 4.1% to $259.8 million from $270.9 million a year ago. The factors driving the $11.1 million revenue decrease were an $11.5 million volume contraction, largely due to reduced sailings out of Jacksonville, and lower fuel surcharges of $8.2 million. These items were partially offset by a $4.5 million increase in container revenue rates, and a $4.1 million rise in non-transportation revenue. The improvement in non-transportation revenue was primarily due to an increase in certain transportation services agreements and other services.

Operating Income – Operating income for the second quarter totaled $16.0 million, compared with $1.0 million a year ago. The $15.0 million improvement was primarily driven by a $3.9 million reduction in vessel lease expense, $2.9 million in lower dry-dock transit and crew-related expenses, and a $2.5 million improvement in fuel recovery primarily due to lower fuel consumption. 2013 second-quarter operating income includes expenses totaling $0.5 million primarily associated with the return of excess equipment related to the 2012 fourth-quarter service change in Puerto Rico. 2012 second-quarter operating income includes $1.2 million of antitrust-related legal expense, refinancing costs, an impairment charge and severance expense. Excluding these items, second-quarter 2013 adjusted operating income totaled $16.5 million, compared with $2.2 million a year ago. (See reconciliation tables for specific line-item amounts.)

EBITDA – EBITDA totaled $28.8 million for the 2013 second quarter, compared with negative $0.6 million for the same period a year ago. Adjusted EBITDA for the second quarter of 2013 was $29.2 million, an increase of 92.1% from $15.2 million for 2012. EBITDA and adjusted EBITDA for the 2013 and 2012 second quarters were impacted by the same factors affecting operating income. Additionally, 2013 adjusted EBITDA reflects the exclusion of $0.1 million of non-cash gains on marking the conversion feature in the company’s convertible debt to fair value. Adjusted EBITDA for the 2012 second quarter also reflects the exclusion of a primarily non-cash net loss of $14.9 million, resulting from a $47.7 million loss on the conversion of debt to equity, which was partially offset by a $32.8 million gain on marking the conversion feature of the company’s convertible debt to fair value. (See reconciliation tables for specific line-item amounts.)

Horizon Lines 2nd Quarter 2013	Page 3 of 12

Net Loss – The second-quarter net loss from continuing operations totaled $0.9 million, or $0.02 per share, on a weighted average of 35.6 million shares outstanding. This compares with a year-ago net loss of $31.1 million, or $1.55 per share, on a weighted average of 20.1 million shares outstanding. On an adjusted basis, the second-quarter net loss from continuing operations totaled $0.1 million, or $0.00 per share, compared with an adjusted net loss of $14.8 million, or $0.74 per share, a year ago. The 2013 and 2012 second-quarter net losses reflect the same items impacting adjusted EBITDA. Additionally, the adjusted net loss for the 2013 second quarter excludes the non-cash accretion of the estimated multi-employer pension plan withdrawal liability related to our move from Elizabeth, New Jersey to Philadelphia, Pennsylvania, and the adjusted net loss for both the 2013 and 2012 periods excludes the non-cash accretion of payments associated with antitrust-related legal settlements, and includes the tax impact of the adjustments. (See reconciliation tables for specific line-item amounts.)

Six-Month Results – For the first half of fiscal 2013, operating revenue decreased 5.6% to $504.3 million from $534.3 million for the same period in 2012. EBITDA totaled $37.2 million compared with $5.1 million a year ago. First-half 2013 adjusted EBITDA totaled $42.9 million, compared with $26.0 million for the same period in 2012. The $16.9 million improvement was primarily due to the same factors impacting the second quarter performance versus the same period a year ago. These factors include a reduction in vessel lease expense, improved fuel recovery, lower dry-dock transit and crew-related expenses, reduced overhead, higher non-transportation revenue, and gains on the sale of assets, partially offset by lower volume and higher vessel operating expenses. The net loss from continuing operations for the 2013 six-month period totaled $20.9 million, or $0.59 per share on 35.2 million weighted average shares outstanding, compared with a net loss of $57.9 million, or $5.00 per share on 11.6 million weighted average shares outstanding, for the prior year. The adjusted net loss from continuing operations for the 2013 six-month period totaled $14.6 million, or $0.41 per share, compared with an adjusted net loss from continuing operations of $35.9 million, or $3.09 per share, for the comparable year-ago period. (See reconciliation tables for specific line items excluded from adjusted EBITDA and adjusted net loss.)

Shares Outstanding – The company had a weighted daily average of 35.6 million shares outstanding for the second quarter of 2013, and 35.2 million weighted average shares outstanding for the first six months of the year. In 2012, the company had a weighted daily average of 20.1 million shares outstanding for the second quarter, and 11.6 million shares outstanding for the six-month period. Shares outstanding reflect the company’s financial restructuring and 1-for-25 reverse stock split in the fourth quarter of 2011, a mandatory debt-for-equity exchange in the first quarter of 2012, and a further financial restructuring in the second quarter of 2012. At July 26, 2013, the equivalent of 92.5 million fully diluted shares of the company’s stock was outstanding, consisting of 35.7 million shares of common stock and warrants convertible into 56.8 million shares of common stock.

Horizon Lines 2nd Quarter 2013	Page 4 of 12

Liquidity & Debt Structure – The company had total liquidity of $40.5 million as of June 23, 2013, consisting of cash of $13.8 million and $26.7 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $532.4 million, consisting of: $221.6 million of 11.00% first-lien secured notes due October 15, 2016; $171.0 million of 13.00% – 15.00% second-lien secured notes due October 15, 2016, bearing interest at 15.00% being paid in kind with additional second-lien secured notes; $32.5 million drawn on the ABL facility, maturing October 5, 2016, and bearing interest at a weighted average of 4.03%; a $75.8 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $9.5 million in capital leases. The company’s weighted average interest rate for funded debt was 11.61%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million of borrowing availability. Letters of credit issued against the ABL facility totaled $13.2 million at June 23, 2013.

Please see attached schedules for the reconciliation of second-quarter 2013 and 2012 reported GAAP results and Non-GAAP adjusted results.

Outlook

Management continues to expect full fiscal year revenue container volume, excluding the loss of revenue loads associated with the reduced number of sailings between Jacksonville and San Juan, and rates to be slightly higher than 2012 levels. Revenue container rate increases are necessary to mitigate contractual and inflationary growth in expenses, including the company’s vessel payroll and benefits, stevedoring, port charges, wharfage, inland transportation, and rolling stock costs, among others.

During 2012, the company dry-docked four vessels and incurred considerable transit expenses associated with the dry-docking in Asia of three of the vessels currently serving its East Coast operations. Although the company also intends to dry-dock four vessels this year, the expenses will be significantly below those incurred in 2012, due to the much shorter transit and out-of-service times for these West Coast vessels.

Vessel lease expense in 2013 will be approximately $13.8 million lower than in 2012, due to the January acquisition of three Jones Act-qualified vessels that were previously chartered. The lower vessel lease expense will be partially offset by approximately $8.5 million of additional interest expense in 2013 in connection with debt incurred for the acquisition of the vessels.

The company continues to expect overhead savings related to the reduction of its non-union workforce, completed in the first quarter of 2013, beyond the reductions associated with the Puerto Rico service change. We continually evaluate our processes for potential efficiencies and have employed numerous cost savings initiatives. For example, our move

Horizon Lines 2nd Quarter 2013	Page 5 of 12

from Elizabeth, New Jersey to Philadelphia will produce significant advantages for our customers and will also yield long term-cost efficiencies for us. These reductions will be partially offset by higher incentive and stock-based compensation, as well as other administrative expenses.

As a result of these factors, management continues to expect 2013 financial results will significantly exceed 2012 results, with 2013 adjusted EBITDA projected between $85.0 million and $97.0 million, compared with $66.0 million in fiscal 2012.

The company remains focused on continuing to further improve liquidity. Based upon our current level of operations, we believe cash flow from operations and available cash, together with borrowings available under the ABL Facility, will be adequate to meet our liquidity needs for the remainder of fiscal 2013. Total liquidity during the remainder of 2013 is expected to range between a low of approximately $45.0 million at the end of fiscal July to a high of approximately $60.0 million at the end of fiscal December.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Horizon Lines 2nd Quarter 2013	Page 6 of 12

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions; the reaction of our customers and business partners to our announcements and filings, including those referred to herein; prices for our services; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; the successful start-up of any Jones-Act competitor; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; and the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2012 Form 10-K filed with the SEC on March 12, 2013, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 2nd Quarter 2013	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 23, 2013	December 23, 2012
Assets
Current assets
Cash	$13,824	$27,839
Accounts receivable, net of allowance of $3,372 and $3,465 at June 23, 2013 and December 23, 2012, respectively	104,701	99,685
Materials and supplies	24,614	29,521
Deferred tax asset	3,610	4,626
Other current assets	9,253	8,563

Total current assets	156,002	170,234
Property and equipment, net	229,899	160,050
Goodwill	198,793	198,793
Intangible assets, net	42,050	48,573
Other long-term assets	26,179	23,584

Total assets	$652,923	$601,234

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$42,262	$46,584
Current portion of long-term debt, including capital lease	6,293	3,608
Accrued vessel rent	—	4,902
Other accrued liabilities	80,584	87,358

Total current liabilities	129,139	142,452
Long-term debt, including capital lease, net of current portion	527,183	434,222
Deferred rent	—	9,081
Deferred tax liability	3,769	4,662
Other long-term liabilities	29,651	27,559

Total liabilities	689,742	617,976

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 35,631 shares issued and outstanding as of June 23, 2013, and 100,000 shares authorized, 34,434 issued and outstanding as of December 23, 2012	961	954
Additional paid in capital	382,900	381,445
Accumulated deficit	(419,814)	(397,958)
Accumulated other comprehensive loss	(866)	(1,183)

Total stockholders’ deficiency	(36,819)	(16,742)

Total liabilities and stockholders’ deficiency	$652,923	$601,234

Horizon Lines 2nd Quarter 2013	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 23, 2013	June 24, 2012	June 23, 2013	June 24, 2012

Operating revenue	$259,784	$270,939	$504,275	$534,294
Operating expense:
Vessel	73,184	92,222	149,422	180,868
Marine	50,567	51,740	99,951	102,344
Inland	45,131	46,629	87,022	93,326
Land	36,215	35,609	71,633	73,489
Rolling stock rent	9,918	10,694	19,571	20,667

Cost of services (excluding depreciation expense)	215,015	236,894	427,599	470,694
Depreciation and amortization	9,580	10,397	19,150	20,797
Amortization of vessel dry-docking	3,178	2,622	6,210	6,635
Selling, general and administrative	18,075	19,529	37,839	41,042
Restructuring charge	409	—	5,252	—
Impairment charge	18	257	18	257
Miscellaneous (income) expense, net	(2,467)	233	(3,472)	(77)

Total operating expense	243,808	269,932	492,596	539,348
Operating income (loss)	15,976	1,007	11,679	(5,054)
Other expense:
Interest expense, net	16,934	17,491	32,635	35,230
(Gain) loss on conversion of debt	(5)	47,403	(5)	36,421
Gain on change in value of debt conversion features	(114)	(32,800)	(159)	(19,130)
Other expense, net	7	4	9	18

Loss from continuing operations before income tax expense	(846)	(31,091)	(20,801)	(57,593)
Income tax expense	7	49	126	346

Net loss from continuing operations	(853)	(31,140)	(20,927)	(57,939)
Net loss from discontinued operations	(651)	(14,934)	(929)	(20,641)

Net loss	$(1,504)	$(46,074)	$(21,856)	$(78,580)

Basic and diluted net loss per share:
Continuing operations	$(0.02)	$(1.55)	$(0.59)	$(5.00)
Discontinued operations	(0.02)	(0.75)	(0.03)	(1.78)

Basic and diluted net loss per share	$(0.04)	$(2.30)	$(0.62)	$(6.78)

Diluted net loss per share:
Continuing operations	$(0.02)	$(1.55)	$ (0.59)	$(5.00)
Discontinued operations	(0.02)	(0.75)	(0.03)	(1.78)

Diluted net loss per share	$(0.04)	$(2.30)	$(0.62)	$(6.78)

Number of weighted average shares used in calculation:
Basic	35,602	20,068	35,174	11,595
Diluted	35,602	20,068	35,174	11,595

Horizon Lines 2nd Quarter 2013	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 23, 2013	June 24, 2012

Cash flows from operating activities:
Net loss from continuing operations	$(20,927)	$(57,939)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	12,393	10,672
Amortization of other intangible assets	6,757	10,125
Amortization of vessel dry-docking	6,210	6,635
Amortization of deferred financing costs	1,580	1,404
Gain on change in value of conversion features	(159)	(19,130)
Restructuring charge	5,252	—
Impairment charge	18	257
(Gain) loss on conversion of debt	(5)	36,421
Deferred income taxes	123	266
Gain on equipment disposals	(2,598)	(213)
Stock-based compensation	1,607	258
Payment-in-kind interest expense	12,472	9,396
Accretion of interest on debt	451	3,931
Other non-cash interest accretion	661	1,121
Changes in operating assets and liabilities:
Accounts receivable	(5,016)	(10,764)
Materials and supplies	4,652	94
Other current assets	(796)	(407)
Accounts payable	(4,321)	14,358
Accrued liabilities	(3,774)	(3,251)
Vessel rent	(777)	(6,612)
Vessel dry-docking payments	(6,314)	(9,336)
Legal settlement payments	(6,500)	(1,500)
Other assets/liabilities	146	32

Net cash provided by (used in) operating activities from continuing operations	1,135	(14,182)
Net cash used in operating activities from discontinued operations	(1,331)	(19,908)

Cash flows from investing activities:
Purchases of property and equipment	(96,621)	(4,230)
Proceeds from the sale of property and equipment	5,480	830

Net cash used in investing activities from continuing operations	(91,141)	(3,400)

Cash flows from financing activities:
Proceeds from issuance of debt	95,000	—
Borrowing under ABL facility	15,000	42,500
Payments under ABL facility	(25,000)	—
Payments on long-term debt	(1,125)	(1,125)
Payments of financing costs	(5,557)	(4,400)
Payments on capital lease obligations	(996)	(900)

Net cash provided by financing activities	77,322	36,075

Net (decrease) increase in cash from continuing operations	(12,684)	18,493
Net decrease in cash from discontinued operations	(1,331)	(19,908)

Net decrease in cash	(14,015)	(1,415)
Cash at beginning of period	27,839	21,147

Cash at end of period	$13,824	$19,732

Supplemental disclosure of non-cash financing activity:
Second lien notes issued to SFL	$40,000	$—
Conversion of debt to equity	$283,278	$—
Notes issued as payment-in-kind	$15,730	$—

Horizon Lines 2nd Quarter 2013	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income (Loss) Reconciliation

(in thousands)

	Quarter Ended June 23, 2013	Quarter Ended June 24, 2012	Six Months Ended June 23, 2013	Six Months Ended June 24, 2012
Operating Income (Loss)	$15,976	$1,007	$11,679	$(5,054)

Adjustments:
Restructuring Charge	409	—	5,252	—
Antitrust Legal Expenses	35	427	247	1,183
Impairment Charge	18	257	18	257
Union/Other Severance	17	156	318	1,279
Refinancing Costs	—	303	—	949

Total Adjustments	479	1,143	5,835	3,668

Adjusted Operating Income (Loss)	$16,455	$2,150	$17,514	$(1,386)

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended June 23, 2013	Quarter Ended June 24, 2012	Six Months Ended June 23, 2013	Six Months Ended June 24, 2012
Net Loss	$(1,504)	$(46,074)	$(21,856)	$(78,580)
Net Loss from Discontinued Operations	(651)	(14,934)	(929)	(20,641)

Net Loss from Continuing Operations	(853)	(31,140)	(20,927)	(57,939)

Adjustments:
Restructuring Charge	409	—	5,252	—
Accretion of Legal Settlements	240	578	504	1,121
Accretion of Estimated Multi-employer Pension Plan Withdrawal Liability	157	—	157	—
Antitrust Legal Expenses	35	427	247	1,183
Impairment Charge	18	257	18	257
Union/Other Severance	17	156	318	1,279
Gain on Change in Value of Debt Conversion Features	(114)	(32,800)	(159)	(19,130)
(Gain) Loss on Conversion of Debt/Other Refinancing Costs	(5)	47,706	(5)	37,370
Tax Impact of Adjustments	1	—	7	—

Total Adjustments	758	16,324	6,339	22,080

Adjusted Net Loss from Continuing Operations	$(95)	$(14,816)	$(14,588)	$(35,859)

Horizon Lines 2nd Quarter 2013	Page 11 of 12

Horizon Lines, Inc.

Adjusted Net Loss Per Share Reconciliation

	Quarter Ended June 23, 2013	Quarter Ended June 24, 2012	Six Months Ended June 23, 2013	Six Months Ended June 24, 2012
Net Loss Per Share	$(0.04)	$(2.30)	$(0.62)	$(6.78)
Net Loss Per Share from Discontinued Operations	(0.02)	(0.75)	(0.03)	(1.78)

Net Loss Per Share from Continuing Operations	(0.02)	(1.55)	(0.59)	(5.00)

Adjustments Per Share:
Restructuring Charge	0.01	—	0.15	—
Accretion of Legal Settlements	0.01	0.03	0.01	0.10
Accretion of Estimated Multi-employer Pension Plan Withdrawal Liability	—	—	—	—
Antitrust Legal Expenses	—	0.02	0.01	0.10
Impairment Charge	—	0.01	—	0.02
Union/Other Severance	—	0.01	0.01	0.11
Gain on Change in Value of Debt Conversion Features	—	(1.64)	—	(1.64)
Loss on Conversion of Debt/Other Refinancing Costs	—	2.38	—	3.22
Tax Impact of Adjustments	—	—	—	—

Total Adjustments	0.02	0.81	0.18	1.91

Adjusted Net Loss Per Share from Continuing Operations	$—	$(0.74)	$(0.41)	$(3.09)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended June 23, 2013	Quarter Ended June 24, 2012	Six Months Ended June 23, 2013	Six Months Ended June 24, 2012
Net Loss	$(1,504)	$(46,074)	$(21,856)	$(78,580)
Net Loss from Discontinued Operations	(651)	(14,934)	(929)	(20,641)

Net Loss from Continuing Operations	(853)	(31,140)	(20,927)	(57,939)

Interest Expense, Net	16,934	17,491	32,635	35,230
Tax Expense	7	49	126	346
Depreciation and Amortization	12,758	13,019	25,360	27,432

EBITDA	28,846	(581)	37,194	5,069
Restructuring Charge	409	—	5,252	—
Antitrust Legal Expenses	35	427	247	1,183
Impairment Charge	18	257	18	257
Union/Other Severance	17	156	318	1,279
Gain on Change in Value of Debt Conversion Features	(114)	(32,800)	(159)	(19,130)
(Gain) Loss on Conversion of Debt/Other Refinancing Costs	(5)	47,706	(5)	37,370

Adjusted EBITDA	$29,206	$15,165	$42,865	$26,028

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 2nd Quarter 2013	Page 12 of 12

Horizon Lines, Inc.

2013 Estimated EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2013
Net Loss	$(41,654) - (29,654)
Net Loss from Discontinued Operations	(1,150)

Net Loss from Continuing Operations	(40,504) - (28,504)

Interest Expense, Net	67,000
Tax Expense	100
Depreciation and Amortization	52,500

EBITDA	79,096 - 91,096
Restructuring Charges/Severance	5,600
Impairment Charges	18
Antitrust Legal Expenses	450
Gain on Change in Value of Debt Conversion Features	(164)

Adjusted EBITDA	$85,000 - 97,000

# # #